UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

June 17, 2010
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 16 page document.

ITEM 7.01: REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended.  The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On June 17, 2010, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the fourth quarter of fiscal year 2010. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No. Description

99.1   Press release dated June 17, 2010 titled “John Wiley & Sons Announces Fourth Quarter and Fiscal Year 2010 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
Director, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons Announces Fourth Quarter and Fiscal Year 2010 Results

Hoboken, NJ, June 17, 2010-

•	Fourth quarter revenue growth of 8% on a reported basis (+5% currency neutral)
•	Fourth quarter adjusted EPS growth of 12% (+17% currency neutral), excluding restructuring charge of $0.01
•	Full year revenue growth of 5% reported (+4% currency neutral)
•	Full year adjusted EPS growth of 20% (+6% currency neutral), excluding impairment and restructuring charges of $0.17
•	Full year free cash flow of $215 million, up 32%, including $31 million in discretionary accelerated pension contributions
•	Net debt reduced year-over-year by $224 million to $495 million

Change
$ millions	FY10	FY09	Excluding FX	Including FX
Revenue: Q4 Full Year	$436 1,699	$403 1,611	5% 4%	8% 5%
Reported EPS: Q4 Full Year	0.46 2.41	0.42 2.15	15% (2%)	10% 12%
Adjusted EPS:* Q4 Full Year	0.47 2.58	0.42 2.15	17% 6%	12% 20%

*Excludes a fiscal year 2010 restructuring charge of $0.01 per share, or $0.8 million pre-tax, in the fourth quarter and impairment and restructuring charges of $0.17 per share, or $15 million pre-tax, for the full year.

Fourth Quarter
For the fourth quarter, revenue grew 8% to $436 million, or 5% on a currency neutral basis.  Strong growth in Higher Education (HE) and Professional/Trade (P/T) drove top-line results.

Adjusted earnings per share (EPS) rose 12% in the quarter, or 17% on a currency neutral basis.  Adjusted EPS excludes a $0.01 per share restructuring charge related to certain offshoring and outsourcing activities reported in the third quarter of fiscal year 2010.  Revenue growth and lower interest expense were partially offset by a higher effective tax rate, increased investment in technology and higher accrued performance-based compensation.

Fiscal Year 2010
Revenue advanced 5% to $1.7 billion, or 4% on a currency neutral basis.  Adjusted EPS for the full year increased 20%, or 6% on a currency neutral basis, excluding pre-tax asset impairment and restructuring charges of approximately $15 million, or $0.17 per share in fiscal year 2010.

•	Segment Revenue Performance: HE +15%, P/T +6% and STMS flat, excluding FX.
•
Cash Flow: $215 million, +32% over fiscal year 2009. Fiscal year 2010 includes approximately $31 million of discretionary accelerated pension funding. Approximately $37 million of free cash flow was due to journal renewal processing delays in fiscal year 2009, which increased cash collections in fiscal year 2010.

•	Net Debt: $495 million, down from $720 million at the end of fiscal year 2009.
•	Dividend: In June 2009, Wiley increased its dividend for the sixteenth consecutive year.

Impairment and Restructuring Charges
Earlier in the year, the Company recorded a $14.3 million, $0.17 per share, impairment and restructuring charge principally related to the Company’s B2B German-language, controlled circulation magazine business (GIT Verlag).  Other restructuring charges include $0.8 million in the fourth quarter related to offshoring and outsourcing certain marketing and content management activities to Singapore.  The charges related to offshoring are expected to be fully recovered within 18 months from implementation as a result of lower operating expenses.

Management Commentary
William J. Pesce, President and CEO, said: “Wiley’s performance in fiscal year 2010 is a compelling story about the quality of our content and its value to our customers; effective execution of Wiley’s digital strategy and business models; and the strength of our Company’s culture.  In a challenging environment, we gained market share; increased earnings; generated strong free cash flow; and reduced net debt by $224 million.”

He continued:  “In STMS, calendar year 2010 journal renewals are nearly complete and showing growth over calendar year 2009.  We added many new journal customers, a testament to our global reach, opportunities in emerging markets and the quality of the Wiley offering.  In P/T, nearly every publishing category showed solid growth, with particular strength in the Americas and EMEA.  We continue to form mutually beneficial business relationships, including a publishing partnership with Bloomberg and an ebook agreement with Apple.  In Higher Education, we outperformed the industry, reflecting the strength of our frontlist, increased penetration in community colleges and for-profit universities and continued revenue growth from WileyPLUS and other digital content.  Digital revenue and manufacturing efficiencies resulted in a meaningful gross margin improvement for the second consecutive year.  Almost 30% of HE revenue in the U.S. is now generated from products other than traditional print textbooks.”

Said Mr. Pesce: “While driving these results, we have begun implementing carefully developed plans for the next generation of Wiley leadership.  Effective May 1, 2010, Steve Miron succeeded Eric Swanson as Senior Vice President, STMS.  Steve joined us seventeen years ago and has served as Regional Manager for Taiwan and Korea; VP & Managing Director of Wiley Asia; leader of global STM book publishing; and VP & Managing Director of the global STMS Physical Sciences business.”

“In April 2010, Wiley earned a place on several “Best Places to Work” lists.  We are proud of this recognition and grateful to our colleagues who have embraced Wiley’s culture, which is built on a solid foundation of trust, ethics and integrity.”

Outlook
“While we are mindful of the volatility in markets around the world, we believe the ongoing shift to knowledge-based economies, the robust demand for outcomes-based learning and investments in research and development bode well for Wiley,” said Mr. Pesce.

He concluded:
“In fiscal year 2011, we expect mid single digit revenue growth, excluding the effect of foreign exchange.  Growth in operating income and reduced interest expense will be partly offset by a higher effective tax rate (increasing from 28.4% in fiscal year 2010 to about 30% in fiscal year 2011) and an increase in shares outstanding.  Excluding the effect of foreign exchange, we are projecting EPS growth in fiscal year 2011 of approximately 10% from fiscal year 2010 adjusted EPS of $2.58.  For comparative purposes, the full year weighted average foreign exchange rates reflected in Wiley’s income statement for fiscal year 2010 were approximately 1.60 Sterling and 1.40 Euro.”

Foreign Exchange
The foregoing and following references to “currency neutral basis”; “excluding foreign exchange” and “performance basis” exclude the effect of foreign exchange transactions and translations.

SCIENTIFIC, TECHNICAL, MEDICAL AND SCHOLARLY (STMS)
•	Fourth quarter revenue and full year revenue flat on a currency neutral basis.
•	Fourth quarter contribution to profit +5% and full year contribution to profit flat on a currency neutral basis, excluding restructuring charge of $0.8 million.
•	Calendar year 2010 journal revenue renewals approximately 95% complete as of April 30, 2010, up 3% to 4% over prior year.
•	Wiley Online Library set for launch in July, replacing Wiley InterScience.

Global STMS revenue for the fourth quarter rose 2% to $278 million, but was flat on a currency neutral basis.  Higher revenue from books, journal rights and backfiles was offset by lower subscription revenue, mainly due to production scheduling (-$4 million) and individual member subscriptions.  Growth in EMEA offset flat revenue in the US, Canada and the Asia-Pacific region.

Adjusted direct contribution to profit for the fourth quarter increased 4% to $128 million, or 5% on a currency neutral basis.  The adjusted number excludes the $0.8 million restructuring charge related to certain offshoring and outsourcing activities.  The increase reflects favorable top-line results, the effect of outsourcing initiatives and expense control.

Full year STMS revenue advanced 2% to $987 million, but was essentially flat on a currency neutral basis.  Higher revenue from rights, individual articles and the Cochrane Library offset lower revenue from advertising, journal subscriptions (mainly due to production scheduling) and individual member subscriptions.  The improvement in rights income principally relates to a one-time settlement.  Excluding a transfer to Higher Education of books with sales of $4 million, STMS book revenue increased 2% over prior year.

Adjusted direct contribution to profit for the full year rose 5%, but was flat on a currency neutral basis.  The adjusted number excludes $15 million in restructuring and impairment charges, mostly due to the second quarter write-down related to GIT Verlag, a B2B German-language controlled circulation magazine business.  The effect of outsourcing initiatives; the completion of Blackwell-related integration activities; and expense control offset increased costs associated with new business and a $2 million favorable bankruptcy settlement received in the prior year.

Calendar Year 2010 Journals Update
As of April 30, calendar year 2010 journal subscription billings were up 3 to 4% over prior year, with approximately 95% of business closed.

•	Solid growth in EMEA, Asia-Pacific and Latin America and modest growth in the US and Canada
•	Licensed journal business now accounts for 71% of our subscription business vs. 60% at the same time last year.
•
In the fourth quarter, new licenses were closed with library consortia in China, India, the US, Saudi Arabia, Belgium, the UK and Japan.  New licenses included journal subscriptions, backfiles, online books and ArticleSelect sales.

Society Activity
•	Society journal contracts in the quarter: 6 new; 19 renewals/extensions; none lost.
•	Society journal contracts in the fiscal year: 32 new; 90 renewals/extensions; 2 lost.

Key New Contracts (Fourth Quarter)
•	Journal of Midwifery and Women's Health on behalf of the American College of Nurse Midwives
•	Australian Journal of Psychology, Australian Psychologist and Clinical Psychologist, the three flagship journals of Australian Psychological Society
•	Journal of Polymer Research on behalf of the Taiwanese Polymer Society
•	Legislative Studies Quarterly on behalf of the Comparative Legislative Research Center at the University of Iowa

Wiley Online Library
Wiley Online Library is set to launch in late July, replacing Wiley InterScience.  It will host one of the world’s broadest and deepest multidisciplinary collection of online resources covering life and physical sciences, medicine, humanities and social science.
•	Access to over 4 million articles from 1,500 journals, 8,000 books and hundreds of reference works, laboratory protocols and databases
•	Featuring a clean and simple interface, this new online service will combine intuitive navigation, enhanced discoverability, expanded functionality and a range of personalization options
•	Users will be able to discover, read, download and cite current journal and book content, EarlyView articles, backfiles, related material and supporting data.

Digital Update
•
Online book revenue grew 44% in fiscal year 2010 to $6 million.  There is a growing trend for institutional library customers to purchase digital books.  Online books are sold individually or through subscriptions, similar to journal licenses.

•
Wiley’s Chinese language website launched in April.  Designed to enhance customers’ experience with tailored sections for librarians, authors, societies and industry partners, wileychina.com will feature general information about Wiley’s presence in China, as well as specific details about core content of particular interest to the Chinese community.  In addition, this site will include hyper-links and cross references to wiley.com, Wiley InterScience (and ultimately Wiley Online Library) and the Press Room, where all local news and events will be highlighted.

•
The Cochrane Library is now available to more than 650,000 students and faculty at 47 universities in Germany as part of a new agreement with Universitätsbibliothek Johann Christian Senckenberg in Frankfurt.  The agreement allows access for a period of ten years to the Cochrane Library, a collection of regularly updated evidence-based healthcare databases, including the highly regarded Cochrane Systematic Reviews.

•
In April, Wiley announced that it will extend licensed electronic content to emergency workers, students, faculty and academic institutions affected by a local, national or global natural disaster.  Under the Natural Disaster Access Clause, Wiley will allow a licensee to provide affected groups with electronic access to its licensed products via the licensee’s secure network. Such an arrangement was put in place after Hurricane Katrina.

Alliances
•	A co-publication agreement with Higher Education Press (HEP) in Beijing was signed in the fourth quarter. HEP is the second largest science and technology publisher in China.

PROFESSIONAL/TRADE (P/T)
•	Fourth quarter revenue growth +15% and full year revenue growth +6% on a currency neutral basis.
•	Fourth quarter contribution to profit +39% and full year contribution to profit +11% on a currency neutral basis.
•	Fourth quarter growth across all content categories and regions.
•	E-book revenue in fiscal year 2010 increased by 93% to $7 million.
•	Wiley has become the exclusive book publishing partner for Bloomberg Press.

Global P/T revenue grew 18% to $113 million in the fourth quarter, or 15% on a currency neutral basis.  Sales growth was strong in all regions, particularly the US.

Direct contribution to profit rose 47% to $24 million for the quarter, or 39% on a currency neutral basis.  Results were driven by top line results and cost control, partially offset by higher performance-based incentive accruals.

For the full year, global P/T revenue of $430 million was up 7% over prior year, or 6% on a currency neutral basis.  Growth was driven by consumer, business and technology sales and the Meredith and GMAC agreements.  North America exhibited the most growth followed by EMEA.

Direct contribution to profit was up 12% to $100 million, or 11% on a currency neutral basis, mainly due to top line results and prudent expense management, partially offset by higher performance-based incentive accruals.

Categories (currency neutral)
•	Business advanced 20% in the quarter and 4% for the year, led by social media and quick-to-market books.
•	Consumer grew 17% in the quarter and 15% for the year, led by cooking (Meredith, Food Network TV, Weight Watchers) and the GMAC agreement.
•	Technology was up 11% in the quarter and 4% for the year. Growth was attributed to Sybex certification and visualization books, and the release of Windows 7.
•	Psychology grew 23% in the quarter and 14% for the year.
•	Architecture was flat in the quarter and down 6% for the year.
•	Education grew 8% in the quarter and 6% for the year.

eBooks
•	Full year sales up 93% to $7 million.
•	Approximately 11,000 eBooks available on Kindle.
•	Ebook agreement signed with Apple.

Digital Advertising/Websites
•	Cliffsnotes.com advertising revenue in fiscal year 2010 grew by 28% over prior year.
•	Dummies.com reported an all-time record monthly traffic count of 4 million users in March.

Alliances
•
Wiley was named the exclusive global publisher of BLOOMBERG® and BLOOMBERG BUSINESSWEEK® branded books to be marketed as “BLOOMBERG PRESS®, a Wiley imprint.”  Wiley intends to publish the content in print, e-book and digital formats.

•
Wiley has been named an official licensee by The London Organizing Committee of the Olympic Games and Paralympics Games.  We will publish 12 books in non-fiction categories including illustrated reference, photographic and architecture and design books, including the official commemorative book.

New Books
•
Business and Finance: Four successful books in social media and branding.  In investing: The Little Book of Behavioral Investing by James Montier.  In accounting, the Wiley CPA Exam Review 2010 Test Bank CDs, which allows users to create exams, answer multiple-choice questions and run simulations.  Also launched in the quarter were CPA Focus Notes, which are mobile applications for accounting professionals.  In finance: Encyclopedia of Quantitative Finance (EQF) by Rama Cont, a fast selling major reference work; How an Economy Grows and Why It Crashes by bestselling author Peter Schiff; The Little Book of Bulletproof Investing by Ben Stein, which has become a Wall Street Journal and New York Times Business bestseller; Confidence Game by Christine Richard, a Bloomberg Press book and Wall Street Journal bestseller; Devil’s Casino by Vicky Ward, which is a Wall Street Journal, New York Times Business and New York Times nonfiction bestseller; No One Would Listen by Harry Markopolis, which hit several major bestseller lists.

•
Psychology: Counseling the Culturally Diverse: Theory and Practice, 5th Edition by Derald Wing Sue and David Sue is a downloadable accompaniment to the new edition of the most widely used text and resource on multicultural counseling; TheraScribe Family Therapy Treatment Planner, 2e by Frank Dattilio, Arthur Jongsma and Sean Davis is a standalone CD and an add-on module to the TheraScribe application, providing behavioral health professionals with data to create customized treatment plans.

•
Technology: We released 14 top Microsoft Office 2010 books with the software release, including: Office 2010 All-in-One For Dummies by Peter Weverka; Office 2010 For Dummies by Wallace Wang; Excel 2010 All-In-One For Dummies by Greg Harvey; Excel 2010 Bible by John Walkenbach.

•
Consumer: Awesome Recipes & Kitchen Shortcuts by Sam Zien, which appeared on Bookscan’s list of top 50 best-selling cookbooks; Food Styling and Edible, both by Delores Custer;  The Unofficial Guide to Walt Disney World: The Color Companion by Bob Sehlinger and Len Testa; Baseball Prospectus 2010; Lego: A Love Story by Jon Bender; Crocheting For Dummies, 2/e by Karen Manthey, Susan Brittain and Julie Holetz; British Politics For Dummies by Julian Knight

•	Education: Teach Like A Champion by Doug Lemov, which moved into the #1 position on the Bookscan education bestseller list.
•
Architecture:Architectural Graphic Standards for Residential Construction and CD-ROM.  Architects will use the new CD to create their drawings by searching for technical information and architectural details, importing and manipulating them according to the needs of the site or project.

HIGHER EDUCATION (HE)
•	Fourth quarter revenue +21% and full year revenue +15% on currency neutral basis.
•	Fourth quarter contribution to profit +18% and full year contribution to profit +25% on a currency neutral basis.
•	Sales driven by strong frontlist, digital sales and increased enrollment.
•	WileyPLUS grew 42% over prior year to $31 million, accounting for over 11% of global HE sales.
•	Sales of ebooks, digital content, WileyPLUS, CustomSelect and binder editions generated $61 million in fiscal year 2010, or 22% of global HE sales.
•	Gross margin of 66% for fiscal year 2010 improved for the second consecutive year, and is up from 63% in fiscal year 2008. Improvement attributed to inventory management and digital revenue.

Fourth quarter HE revenue grew 27% to $45 million, or 21% on a currency neutral basis.  Strong growth occurred in every region and nearly every subject category.  Contributing to the results were a strong frontlist, continued growth in WileyPLUS, the Australia school business and a strong quarter for the Microsoft Official Academic Course (MOAC) program.

Direct contribution to profit improved by $1 million compared to prior year.  Revenue and improved margins were partially offset by higher performance-based incentive accruals and increased investment in digital projects.  Gross margin continues to improve with increased digital revenue and inventory management.

For the full year, global HE revenue was up 18% compared to prior year, or 15% on a currency neutral basis.  Double-digit growth was experienced in all regions and in nearly every category.  Full year results include revenue of $3 million from books previously reported in STMS and $1 million from books previously reported in P/T.  Excluding these books, HE growth was 13% on a performance basis.  Direct contribution to profit in the full year increased 29%, or 25% on a currency neutral basis, primarily due to top-line growth and gross margin improvement.

Global Sales (currency neutral)
•	Americas grew 26% in the quarter to $36 million. Growth for the full year was 16% to $239 million.
•	EMEA revenue rose 29% in the quarter to $5 million. Growth for the full year was 17% to $24 million.
•	Asia-Pacific revenue advanced 5% this quarter to $11 million. For the full year, Asia-Pacific revenue grew 13% to $61 million.

Full Year Sales Results by Subject (currency neutral)
•	Business and Accounting exceeded prior year by 21%, driven mainly by a strong accounting frontlist.
•	Engineering and Computer Science exceeded prior year by 8%. Top textbooks driving the growth include Munson: Fluid Mechanics 6e, Turban: Information Management 7e and Callister: Materials Science 8e.
•
Mathematics and Statistics surpassed prior year by 27%.  Driving the growth over prior year were Hughes Hallett: Calculus 5e, Anton: Calculus 9e, Boyce: Elementary Differential Equations 9e and Young: College Algebra 2e.

•	Sciences surpassed prior year by 8%. Growth is attributed to Cutnell: Physics 8e, Jenkins: Anatomy and Physiology 2e and Tortora: Introduction to the Human Body 8e.
•
Social Sciences exceeded prior year by 19%.  The textbooks driving the growth include Huffman: Psychology 9e, deBlij: Concepts Geography 14e, Kring: Abnormal Psychology 11e and deBlij: Human Geography 9e.

•	MOAC revenue exceeded prior year by 27%. The operating systems and server books continue to drive results.

WileyPLUS
•	Global revenue for the full year grew 42% to 11% of global HE sales.
•	Digital-only sales grew 55% to $10 million, accounting for 36% of WileyPLUS sales. Digital-only is defined as WileyPLUS standalone (not packaged with a print textbook).

Alliances
•
Wiley is partnering with Reaction Explorer to bring new capabilities to the online organic chemistry market.  Reaction Explorer uses expert system technology to predict the results of arbitrary organic chemistry reactions.  By accessing Reaction Explorer through WileyPLUS, students will be able to achieve a higher level of understanding of the intricacies of organic chemistry reactions, syntheses and mechanisms.

Conference Call
Wiley will hold a conference call today, June 17, 2010 at 2:30 p.m. (EDT) to discuss its financial results for the fourth quarter of fiscal year 2010.

To participate in the conference call, please dial the following number approximately ten minutes prior to the 2:30 p.m. start time:  (866) 439-4712 and enter the participant code 241456#.  International callers, please dial the following number approximately ten minutes prior to the 2:30 p.m. start time: (212) 457-9845 and enter the participant code 241456#.

You may also listen to a live audio webcast of the call by accessing www.wiley.com> Investor Relations> Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html

A replay of the conference call will be available through June 24, 2010 and may be accessed by calling (866) 439-4729 and entering pin code 389668#.   Additionally, an archive of the webcast will be available at 5:30 p.m. on Thursday, June 17 at http://www.wiley.com/WileyCDA/Section/id-370238.html for a period of up to 14 days.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations. Wiley and its acquired companies have published the works of more than 400 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace.

Our core businesses publish scientific, technical, medical, and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

Investor Relations: http://www.wiley.com/WileyCDA/Section/id-370238.html

JOHN WILEY & SONS, INC.
SUMMARY OF OPERATIONS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
April 30, 2010 AND 2009
(in thousands, except per share amounts)

	US GAAP

	Fourth Quarter Ended April 30,			Twelve Months Ended April 30,
	2010	2009	% Change	2010	2009	% Change
Revenue	$435,627	403,359	8%	1,699,062	1,611,390	5%

Costs and Expenses
Cost of Sales	140,258	129,279	8%	534,001	516,420	3%
Operating and Administrative Expenses	242,688	224,444	8%	872,193	839,648	4%
Impairment and Restructuring Charges	786	-		15,118	-
Amortization of Intangibles	8,530	8,989	-5%	35,158	36,844	-5%

Total Costs and Expenses	392,262	362,712	8%	1,456,470	1,392,912	5%

Operating Income	43,365	40,647	7%	242,592	218,478	11%
Operating Margin	10.0%	10.1%		14.3%	13.6%

Interest Expense	(5,831)	(9,311)	-37%	(32,334)	(48,424)	-33%
Foreign Exchange Gains / (Losses)	(804)	(1,188)	-	(10,883)	(11,759)	-
Interest Income and Other, Net	376	131		834	6,180

Income Before Taxes	37,106	30,279	23%	200,209	164,475	22%

Provision for Income Taxes	9,111	5,781		56,666	36,217

Net Income	$27,995	24,498	14%	143,543	128,258	12%

Income Per Share- Diluted	$0.46	0.42	10%	2.41	2.15	12%

Average Shares - Diluted	60,481	58,975		59,679	59,610

	ADJUSTED

	Fourth Quarter Ended April 30,			Twelve Months Ended April 30,
	2010	2009	% Change	2010	2009	% Change
Revenue	$435,627	403,359	8%	1,699,062	1,611,390	5%

Costs and Expenses
Cost of Sales	140,258	129,279	8%	534,001	516,420	3%
Operating and Administrative Expenses	242,688	224,444	8%	872,193	839,648	4%
Amortization of Intangibles	8,530	8,989	-5%	35,158	36,844	-5%

Total Costs and Expenses	391,476	362,712	8%	1,441,352	1,392,912	3%

Adjusted Operating Income (A)	44,151	40,647	9%	257,710	218,478	18%
Adjusted Operating Margin (A)	10.1%	10.1%		15.2%	13.6%

Interest Expense	(5,831)	(9,311)	-37%	(32,334)	(48,424)	-33%
Foreign Exchange Gains / (Losses)	(804)	(1,188)	-	(10,883)	(11,759)	-
Interest Income and Other, Net	376	131		834	6,180

Adjusted Income Before Taxes (A)	37,892	30,279	25%	215,327	164,475	31%

Adjusted Provision for Income Taxes (A)	$9,383	5,781		61,153	36,217

Adjusted Net Income (A)	28,509	24,498	16%	154,174	128,258	20%

Adjusted Income Per Share – Diluted (A)	$0.47	0.42	12%	2.58	2.15	20%

Average Shares - Diluted	60,481	58,975		59,679	59,610

(A)
The adjusted results for the fourth quarter and twelve month periods ending April 30, 2010 exclude intangible asset impairment and restructuring charges principally related to GIT Verlag, a B2B German-language controlled circulation magazine business acquired in 2002. The fourth quarter and twelve month charges were $0.8 million and $15.1 million, respectively, which had impacts on diluted earnings per share of $0.01 and $0.17, respectively.

Note: The Company has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP.  These non-GAAP financial measures, as shown in the attached Adjusted Summary of Operations, are used in evaluating results of operations for internal purposes.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

JOHN WILEY & SONS, INC.
SEGMENT RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
April 30, 2010 AND 2009
(in thousands)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2010	2009	% Change	2010	2009	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$278,070	$272,784	2%	$986,683	$969,184	2%
Professional/Trade	113,006	95,581	18%	429,988	403,113	7%
Higher Education	44,551	34,994	27%	282,391	239,093	18%
Total	$435,627	$403,359	8%	$1,699,062	$1,611,390	5%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly
Adjusted Direct Contribution to Profit (A)	$127,887	$122,426	4%	$420,359	$399,156	5%
Impairment and Restructuring Charges	(786)	-		(15,118)	-
Scientific, Technical, Medical and Scholarly – US GAAP	127,101	122,426	4%	405,241	399,156	2%

Professional/Trade	24,414	16,574	47%	100,196	89,678	12%
Higher Education	(5,508)	(6,706)	18%	86,212	66,619	29%
Total	$146,007	$132,294	10%	$591,649	$555,453	7%

Shared Services and Administrative Costs

Distribution	$(28,406)	$(27,965)	2%	$(110,858)	$(112,961)	-2%
Technology Services	(31,144)	(24,021)	30%	(103,154)	(93,413)	10%
Finance	(14,584)	(12,116)	20%	(47,294)	(45,937)	3%
Other Administration	(28,508)	(27,545)	3%	(87,751)	(84,664)	4%
Total	(102,642)	(91,674)	12%	$(349,057)	$(336,975)	4%

Operating Income	$43,365	40,674	7%	$242,592	$218,478	11%

(A)
The adjusted results for the fourth quarter and twelve month periods ending April 30, 2010 exclude intangible asset impairment and restructuring charges principally related to GIT Verlag, a B2B German-language controlled circulation magazine business acquired in 2002. The fourth quarter and twelve month charges were $0.8 million and $15.1 million, respectively.

Note: Management responsibility and reporting of certain Professional Trade and Higher Education product lines were realigned as of May 1, 2009.  Prior year results have been restated for comparative purposes.

JOHN WILEY & SONS, INC.
CONDENSED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	April 30,
	2010	2009

Current Assets
Cash & cash equivalents	$153,513	102,828
Accounts receivable	186,535	178,550
Inventories	97,857	111,267
Prepaid and other	47,809	46,924
Total Current Assets	485,714	439,569
Product Development Assets	107,755	89,662
Property, Equipment and Technology	152,684	141,196
Intangible Assets	911,550	919,375
Goodwill	615,479	589,993
Deferred Income Tax Benefits	6,736	14,065
Other Assets	36,284	29,848
Total Assets	2,316,202	2,223,708

Current Liabilities
Accounts and royalties payable	158,870	160,275
Deferred revenue	275,653	246,584
Accrued income taxes	2,516	4,281
Accrued pension liability	2,245	2,483
Other accrued liabilities	145,088	115,844
Current portion of long-term debt	90,000	67,500
Total Current Liabilities	674,372	596,967
Long-Term Debt	559,000	754,900
Accrued Pension Liability	119,280	90,621
Other Long-Term Liabilities	73,445	91,292
Deferred Income Taxes	167,669	176,412
Shareholders’ Equity	722,436	513,516
Total Liabilities & Shareholders' Equity	$2,316,202	2,223,708

JOHN WILEY & SONS, INC.
STATEMENTS OF FREE CASH FLOW
(in thousands)

	Twelve Months Ended
	April 30,
	2010	2009
Operating Activities:
Net income	$143,543	128,258
Amortization of intangibles	35,158	36,844
Amortization of composition costs	47,440	43,767
Depreciation of property, equipment and technology	40,281	35,134
Impairment and restructuring charges (net of tax)	10,631	-
Stock-based compensation (net of tax)	15,521	10,625
Excess tax benefits from stock-based compensation	(7,636)	(5,350)
Foreign exchange transaction losses	10,883	11,759
Pension expense, net of contributions	(27,805)	(2,696)
Non-cash charges and other	110,225	106,671
Change in deferred revenue	21,626	(41,132)
Net change in operating assets and liabilities, excluding acquisitions	18,922	17,375
Cash Provided by Operating Activities	418,789	341,255

Investments in organic growth:
Additions to product development assets	(155,367)	(131,666)
Additions to property, equipment and technology	(48,110)	(46,009)

Free Cash Flow	215,312	163,580

Other Investing and Financing Activities:
Acquisitions, net of cash	(6,430)	(23,960)
Repayment of long-term debt	(951,010)	(618,512)
Borrowings of long-term debt	777,610	598,594
Change in book overdrafts	9,707	(20,522)
Purchases of treasury stock	-	(35,110)
Cash dividends	(32,986)	(30,478)
Proceeds from exercise of stock options and other	32,625	11,623
Excess tax benefits from stock-based compensation	7,636	5,350
Cash Used for Investing and Financing Activities	(162,848)	(113,015)

Effects of Exchange Rate Changes on Cash	(1,779)	(7,048)

Increase (Decrease) in Cash and Cash Equivalents for Period	$50,685	43,517

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(155,367)	(131,666)
Additions to property, equipment and technology	(48,110)	(46,009)
Acquisitions, net of cash	(6,430)	(23,960)
Cash Used for Investing Activities	$(209,907)	(201,635)

Financing Activities:
Cash (Used for) Provided by Investing and Financing Activities	$(162,848)	(113,015)
Less:
Acquisitions, net of cash	(6,430)	(23,960)
Cash (Used for) Provided by Financing Activities	$(156,418)	(89,055)

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as an indicator of performance.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ William J. Pesce
William J. Pesce
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: June 17, 2010